NEWS RELEASE

FOR IMMEDIATE RELEASE

ThermoView Industries, Inc. Reports Notice of Non-Satisfaction of American Stock Exchange Listing Standards and Plan for Compliance

LOUISVILLE, Ky. (May 6, 2005) --ThermoView Industries, Inc. (AMEX: THV), which designs, manufactures and markets home improvements under the brand name "THV: America's Home Improvement Company," today announced that it has been contacted by the American Stock Exchange regarding its failure to satisfy certain American Stock Exchange listing standards. Specifically, ThermoView's reported losses from continuing operations over the last three years coupled with its current negative shareholders' equity does not satisfy American Stock Exchange standards contained in Sections 1003(a)(i) and 1003(a)(ii) of the Company Guide. ThermoView will have until May 31, 2005 to provide the American Stock Exchange with a plan to regain compliance with these standards within a maximum of 18 months.

ThermoView indicated that it intends to cooperate fully with the American Stock Exchange and will timely provide its plan for compliance. ThermoView CEO Charles L. Smith stated, "As we have announced previously, we intend to focus our energies on attaining profitability this year through a variety of strategies. These strategies include: engaging Morris Anderson as an operational consultant; placing on hold the costly development of the newest Compozit window product; restructuring our debt with our lenders; engaging Crutchfield Capital to locate additional or alternative financing for the company; and, continuing to introduce our THV Model Store into new markets. We believe these steps will both assist our corporate mission for achieving profitability in 2005 and allow us to once again satisfy American Stock Exchange standards." Mr. Smith added further that ThermoView will continue to provide updates on the progress of its profitability initiatives and its compliance with American Stock Exchange listing standards.

About ThermoView Industries, Inc.

ThermoView is a national company that designs, manufactures, markets and installs high-quality replacement windows and doors as part of a full-service array of home improvements for residential homeowners. ThermoView's common stock is listed on the American Stock Exchange under the ticker symbol "THV." Additional information on ThermoView Industries is available at http://www.thv.com .

Safe Harbor Statement

Statements in this news release that are not descriptions of historical facts are forward-looking statements that are subject to risks and uncertainties. Words such as "expect," "intends," "believes," "plans," "anticipates" and "likely" also identify forward-looking statements. All forward-looking statements are based on current facts and analyses. Actual results may differ materially from those currently anticipated due to a number of factors including, but not limited to our history of operating losses, anticipated future losses, competition, future capital needs, the need for market acceptance, dependence upon third parties, disruption of vital infrastructure, general economic downturn and intellectual property rights. All forward-looking statements are made pursuant to the Securities Litigation Reform Act of 1995. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.

Contacts:

David A. Anderson, Chief Financial Officer, ThermoView Industries, Inc., 502-968-2020.